Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2013 RECORD REVENUES OF $65.6

MILLION, RECORD PRE-TAX INCOME OF $31.5 MILLION AND DILUTED EPS OF $0.51

Second Quarter Financial and Operating Highlights*

•	Record revenues of $65.6 million, up 34.3%

•	Record pre-tax income of $31.5 million, up 48.6%

•	Diluted EPS of $0.51, up from $0.34

•	Record total trading volume of $187.7 billion, up 29.6%

•	Record estimated U.S. high grade market share of 14.1%

*	All comparisons versus second quarter 2012.

NEW YORK, July 24, 2013 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the second quarter ended June 30, 2013.

“We are gratified with the operating performance achieved this quarter in a period of rising interest rates and a shift in investor sentiment. The record volumes in our three core products–high grade, high yield and emerging markets – were driven by growth in market share and led to record revenues and pre-tax income,” said Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess. “We are also pleased with the promising momentum in our Open Trading initiatives and the positive response to our early integration efforts in Europe with Xtrakter.”

Second Quarter Results

Total revenues for the second quarter of 2013 increased 34.3% to a record $65.6 million, compared to $48.8 million for the second quarter of 2012. Pre-tax income was a record $31.5 million, compared to $21.2 million for the second quarter of 2012, an increase of 48.6%. Pre-tax margin was 48.1%, compared to 43.4% for the second quarter of 2012. Net income totaled $19.3 million, or $0.51 per share on a diluted basis, compared to $12.6 million, or $0.34 per share on a diluted basis, for the second quarter of 2012.

Commission revenue for the second quarter of 2013 totaled $54.2 million on record total trading volume of $187.7 billion, compared to $42.7 million in commission revenue on total trading volume of $144.8 billion for the second quarter of 2012. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to a record estimated 14.1%, compared to an estimated 12.4% for the second quarter of 2012.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, increased 85.2% to $11.4 million, compared to $6.1 million for the second quarter of 2012. The increase in all other revenue was principally due to information and post-trade services revenue generated by Xtrakter Limited (“Xtrakter”) totaling $5.5 million in the second quarter of 2013. The Company completed the acquisition of Xtrakter on February 28, 2013.

Total expenses for the second quarter of 2013 increased 23.3% to $34.0 million, compared to $27.6 million for the second quarter of 2012. The increase in total expenses was largely due to approximately $5.3 million of Xtrakter operating expenses incurred during the second quarter of 2013. Excluding Xtrakter operating expenses, the increase in total expenses from the second quarter of 2012 of approximately 4.1% was principally attributable to higher variable incentive compensation, employee recruiting fees and technology consulting costs, offset by the impact of a favorable out-of-period adjustment of $1.6 million. The out-of-period adjustment, which related to the capitalization of certain employee costs previously expensed as incurred, increased net income by $1.0 million and diluted earnings per share by $0.02 per share for the three months ended June 30, 2013.

The effective tax rate for the second quarter of 2013 was 38.6%, compared to 40.4% for the second quarter of 2012.

Employee headcount as of June 30, 2013 was 327, compared to 247 as of June 30, 2012. The June 30, 2013 headcount includes 65 Xtrakter personnel.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.13 per share of common stock outstanding, to be paid on August 22, 2013 to stockholders of record as of the close of business on August 8, 2013.

Balance Sheet Data

As of June 30, 2013, total assets were $305.4 million and included $149.9 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of June 30, 2013 was $270.6 million.

Guidance for 2013

The Company is updating its full year 2013 capital spending guidance and now expects total capital expenditures for 2013 will be in the range of $21.0 million to $24.0 million, up from the latest guidance of $15.0 million to $18.0 million. The increase in estimated capital spending primarily relates to the build-out of new office space in London following the Xtrakter acquisition, which the Company expects to occupy in the fourth quarter of 2013, and higher new product software development costs. The Company is reconfirming its full year 2013 expense guidance of $137.0 million to $143.0 million and tax rate guidance of 38.0% to 40.0%.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of GAAP net income to EBITDA.

Webcast and Conference Call Information

Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on July 24, 2013, at 10:00 a.m. Eastern time. To access the conference call, please dial +1 800 901 5213 (U.S.) or +1 617 786 2962 (international). The passcode for all callers is 31553605. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or +1 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 74146647. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high-yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess has submitted an application to the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Xtrakter subsidiary, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	William McBride & Associates
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$54,198	$42,690	$101,384	$87,592
Information and post-trade services	7,192	1,790	10,895	3,661
Technology products and services	3,537	3,220	6,676	6,128
Investment income	44	268	176	571
Other	588	857	1,985	1,608

Total revenues	65,559	48,825	121,116	99,560

Expenses
Employee compensation and benefits[1]	15,927	15,305	32,280	31,146
Depreciation and amortization[1]	4,504	1,961	7,073	3,815
Technology and communications	4,099	3,015	7,290	5,970
Professional and consulting fees	4,726	2,837	9,327	5,861
Occupancy	1,287	757	2,219	1,516
Marketing and advertising	1,432	1,732	2,417	3,179
General and administrative	2,073	2,018	4,686	4,125

Total expenses	34,048	27,625	65,292	55,612

Income before taxes	31,511	21,200	55,824	43,948
Provision for income taxes	12,168	8,571	21,155	17,826

Net income[1]	$19,343	$12,629	$34,669	$26,122

Per Share Data:
Earnings per share:
Basic	$0.52	$0.35	$0.94	$0.72
Diluted	$0.51	$0.34	$0.92	$0.69

Cash dividends declared per common share	$0.13	$0.11	$0.26	$0.22

Weighted-average common shares:
Basic	36,868	36,128	36,821	36,531
Diluted[1]	37,819	37,440	37,746	38,067

[1]

Expenses for the three and six months ended June 30, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income by $1.0 million for both the three and six months ended June 30, 2013 and increased diluted earnings per share by $0.02 and $0.03 for the three and six months ended June 30, 2013, respectively.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	June 30, 2013	December 31, 2012
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$135,468	$128,908
Securities available-for-sale	14,479	51,208
Accounts receivable, net	41,826	31,044
All other assets	113,605	68,681

Total assets	$305,378	$279,841

Liabilities and Stockholders’ Equity
Total liabilities	$34,814	$37,124
Total stockholders’ equity	270,564	242,717

Total liabilities and stockholders’ equity	$305,378	$279,841

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In thousands)
	(unaudited)
Net income[1]	$19,343	$12,629	$34,669	$26,122

Add back:
Interest expense	4	63	10	74

Provision for income taxes	12,168	8,571	21,155	17,826

Depreciation and amortization[1]	4,504	1,961	7,073	3,815

Earnings before interest, taxes, depreciation and amortization (EBITDA)[1]	$36,019	$23,224	$62,907	$47,837

[1]

Expenses for the three and six months ended June 30, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income by $1.0 million and EBITDA by $2.9 million for both the three and six months ended June 30, 2013.

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	Total Trading Volume
	($ in millions)
	(unaudited)
U.S. high grade—fixed-rate	$112,955	$87,686	$209,692	$182,683
U.S. high grade—floating-rate	5,308	2,984	9,817	6,309

Total U.S. high-grade	118,263	90,670	219,509	188,992
Other credit	49,674	33,906	91,440	68,943
Liquid products	19,753	20,200	37,102	44,831

Total	$187,690	$144,776	$348,051	$302,766

	Average Daily Volume
	($ in millions)
	(unaudited)
U.S. high-grade	$1,848	$1,439	$1,770	$1,512
Other credit	779	543	737	553
Liquid products	309	321	300	358

Total	$2,936	$2,304	$2,807	$2,423

Number of U.S. Trading Days [1]	64	63	124	125
Number of U.K. Trading Days [2]	62	60	124	124

	Average Variable Transaction Fee Per Millon
	(unaudited)
U.S. high grade—fixed-rate	$203	$208	$201	$201
U.S. high grade—floating-rate	24	28	23	26
Total U.S. high-grade	195	202	193	195
Other credit	309	271	304	270
Liquid products	46	43	46	40
Total	210	196	206	189

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.
**	Effective with the April 2013 volume reporting, the Company has reconstituted its volume buckets. Other credit includes high-yield, emerging markets, Eurobonds and structured products bonds. Liquid products includes US agencies and European government bonds. Please see the Investor Relations section of www.marketaxess.com for further details.